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                                                                     Exhibit 5.1





                 [Letterhead of Winstead Sechrest & Minick P.C.]



                                 January 7, 1999





Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, TX  75024

         Re: Rent-A-Center, Inc. (formerly known as Renters Choice, Inc.) 11% Senior Subordinated Notes Due 2008
                Registration Statement on Form S-4 (Registration No. 333-65787)

Ladies and Gentlemen:

         We have acted as counsel to Rent-A-Center, Inc., a Delaware corporation (the "Company"), and the Company's wholly owned subsidiaries, ColorTyme, Inc., a Texas corporation, and Advantage Companies, Inc., a Delaware corporation (collectively, the "Guarantors"), in connection with the public offering by the Company of $175,000,000 aggregate principal amount at maturity of the Company's 11% Senior Subordinated Notes due 2008 (the "Exchange Notes"), which are to be jointly and severally fully and unconditionally guaranteed on a senior unsecured basis pursuant to guarantees (the "Guarantees") by each of the Guarantors. The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount at maturity of the issued and outstanding 11% Senior Subordinated Notes due 2008 of the Company (the "Old Notes") under the Indenture, dated as of August 18, 1998 (as supplemented by the First Supplemental Indenture dated as of December 31, 1998, the "Indenture"), by and among the Company, the Guarantors named therein, and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"), as contemplated by that certain Exchange and Registration Rights Agreement (the "Registration Rights Agreement"), dated as of August 18, 1998, by and among the Company, Chase Securities, Inc., Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities LLC, and Credit Suisse First Boston Corporation.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").



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Rent-A-Center, Inc.
January 7, 1999
Page 2



         In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (Registration No. 333-65787) originally filed with the Securities and Exchange Commission (the "Commission") on October 16, 1998, under the Act (such Registration Statement, as amended or supplemented, being hereinafter referred to as the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) specimens of the certificates representing the Exchange Notes and the Guarantees included as exhibits to the Indenture; (v) the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof; (vi) the Articles of Incorporation of ColorTyme, Inc., as in effect on the date hereof; (vii) the Restated Certificate of Incorporation of Advantage Companies, Inc., as in effect on the date hereof; (viii) the By-Laws of the Company and each of the Guarantors, as in effect on the date hereof; (ix) certain resolutions adopted by the Board of Directors of the Company and each of the Guarantors relating to the Exchange Offer, the issuance of the Old Notes and the Exchange Notes, the Indenture, the Guarantees, and related matters; and (x) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company or the Guarantors, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective and the Indenture is qualified under the Trust Indenture Act of 1939, as amended; (ii) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer; and (iii) the Guarantees by each of the Guarantors have been duly executed by the respective Guarantors and have been delivered upon consummation of the Exchange Offer in accordance with the terms of the Exchange Offer, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, respectively, except to the extent that enforcement thereof may be limited by
(1) bankruptcy, insolvency, reorganization, moratorium, fraudulent



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Rent-A-Center, Inc.
January 7, 1999
Page 3



conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         Our opinions herein are limited in all respects to the substantive law of the State of Texas, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, and we do not express any opinion as to, the applicability of or the effect thereon of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                            Very truly yours,



                                            /s/ Winstead Sechrest & Minick P.C.